SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):

                     December 20, 2001 (December 19, 2001)


                                  CRESTED CORP.
--------------------------------------------------------------------------------
              Exact Name of Registrant as Specified in its Charter)

           Colorado                    0-8773                84-0608126
-------------------------------    ----------------     ------------------------
 (State or other jurisdiction        (Commission          (I.R.S. Employer
          of incorporation)            File No.)          Identification No.)


     Glen L. Larsen Building
     877 North 8th West
     Riverton, WY                                           82501
---------------------------------------------------     ------------------------
    (Address of Principal Executive Offices)               (Zip Code)


       Registrant's telephone number, including area code: (307) 856-9271


                                 Not Applicable
--------------------------------------------------------------------------------
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)




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ITEM 5.  OTHER EVENTS


     On December 19, 2001, U.S. Energy Corp. and Crested Corp. provided the following update on the development activities of their subsidiary Rocky Mountain Gas, Inc. ("RMG"), on RMG's coalbed methane projects in the Powder River Basin of Wyoming and Montana.

Clearmont
---------

     To date, a total of 22 wells have been drilled and completed on the Clearmont, Wyoming properties (8 wells in the Roland coal at a depth of +/-400 feet and 14 wells in the Anderson coal at a depth of +/-900 feet). Dewatering continues on the initial six well test pod. Additional wells will be place on pump and begin dewatering once a permanent water discharge permit from the state of Wyoming is received. An exploratory well was drilled to 2,200 feet to evaluate the deeper coals in this area; preliminary results indicate several potentially productive deeper coals and three gas- charged sandstones. RMG anticipates development of the deeper coals will follow after the establishment of production and cash flow from the Roland and Anderson coals. Drilling continues with two drilling rigs operation on the Clearmont property. CCBM, Inc., a wholly owned subsidiary of Carrizo Oil & Gas, Inc., is funding the initial phase of this drilling program pursuant to an agreement between the parties dated July 10, 2001. RMG is the operator on the project.

     RMG recently added approximately 1,200 gross acres to the Clearmont properties and is currently evaluating additional acreage and production packages. A 1,543 foot exploratory well was recently drilled on this new acreage and it encountered more than 1000 net feet of coal, including a 30-foot thick wall coal seam.

     In order to deliver gas from the Clearmont project to end-user markets, RMG is currently negotiating with pipeline companies in the area. Upon entering into an agreement, RMG will go forward with the construction of the gas gathering and compression system.

Castle Rock
-----------

     Suncor Energy (Natural Gas) America Inc. ("Suncor") recently completed the $2.5 million exploration drilling program on the Castle Rock properties under the terms of the February 13, 2001 Option Agreement. The Castle Rock properties are located in the northeastern portion of the Powder River Basin of Montana. A total of 17 wells were drilled. Five of these were drilled as a pilot program to evaluate the commercial potential of the coast in the Fort Union Formation (at approximately 1,000 feet) on the southern portion of he property. All five wells have been placed on pump and are in the initial phase of dewatering. The remaining 11 wells were drilled on various portions of the property to evaluate the reservoir quality of the numerous coals know to exist down to a depth of 1,300 feet. Extensive core, mud and electric log data was obtained on these wells which is currently in the process of being fully evaluated. Results from these wells will be used to help determine the next phase of exploration on the property.

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     After  Suncor  evaluates  the  results of the  recently  completed  17 well program, its management has until February 8, 2002 to exercise its option. Should Suncor decide to exercise and complete the agreement, Suncor will pay RMG an additional cash consideration and fund $3,000,000 of a $4,000,000 drilling program on the property. Upon exercise of the option, RMG's working interest would be reduced to 12.5% subject to further reductions under the Carrizo agreement.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 CRESTED CORP.


Dated: December 20, 2001                    By:     /s/   Daniel P. Svilar
                                                 -------------------------------
                                                 DANIEL P. SVILAR, Secretary



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